Contact:          Dennis Lakomy                      Release Date: Immediate
                  Chief Financial Officer
                  (708) 757-2803


                     CFC INTERNATIONAL ANNOUNCES CLOSING OF
                            OESERWERK KG ACQUISITION

         Chicago Heights, Illinois, March 23, 1999 - Specialty chemical coatings manufacturer, CFC International, Inc. (Nasdaq: CFCI) today reported it has completed the previously announced acquisition of specialty chemical coatings company, Oeserwerk KG. In a transaction funded by a combination of cash, stock and assumption of debt, CFC acquired 100 percent ownership of the German-based company.

         Specific financial terms of the agreement were not disclosed, but CFC expects the acquisition will bring in excess of $20 million in annual sales to its current business. The cash portion of the purchase has been financed through the Company's revolving credit agreements.

         "This acquisition brings us significantly closer to our goal of becoming a $100 million specialty chemical coatings company," said Roger Hruby, CFC's Chairman and CEO. "We anticipate we will recognize a number of synergies across the combined business, including the ability to leverage CFC's proprietary technology with Oeserwerk's production capacity and established customer base to increase the functionality and value of our products."

         With an expectation of gradually improving margins and a relatively attractive cost of financing, CFC expects the acquisition to be accretive to earnings in its first full year as part of the Company.
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         "This  acquisition  will allow us to broaden our global  reach,  as our international business is expected to grow to approximately 40 percent of total sales, compared to 30 percent of total sales in 1998," said Mr. Hruby. "In addition, we expect to realize significant savings in overall production and distribution costs, without jeopardizing the high-quality products our customers have come to expect from CFC International."

         Oeserwerk is a leading specialty chemical coatings manufacturer headquartered in Goppingen, Germany. Oeserwerk currently produces coatings for the pigmented and simulated metal markets. In addition, Oeserwerk has production capabilities that can be applied to signature panel and magnetic stripe products in CFC's Security Products line, as well as to applications in the Company's Pharmaceutical and Printed Product lines, helping to expand these areas of the business. CFC's technology and functionality are expected to help increase margins in Oeserwerk's current businesses.

         Headquartered in Chicago Heights, Illinois, CFC International is a market leader in the design, manufacture and marketing of specialty functional coatings and intaglio printing that adds value to a wide variety of industrial and consumer products. The Company operates facilities in Chicago Heights and Countryside, Illinois; Ventura, California; London, England; and Tokyo, Japan. The Company had sales of $51.0 million in 1998.

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         The  forward-looking  statements  made in  this  press  release,  which reflects management's best judgment based upon factors currently known, involve risks and uncertainties. These factors include, among other things: continuation of market growth trends; reliance on a single manufacturing facility; reliance on key personnel; control by the principal shareholder; the Company's reliance on significant customers; the Company's ability to develop new products and protect the proprietary formulae and technology related to its products; the
Company's   ability  to  be  competitive   with  other  producers  of  specialty
transferable coatings and alternative products; fluctuations in foreign currency exchange rates and their impact on the level and profitability of foreign sales; and general economic conditions as they may impact the Company's customers. Actual results may vary materially.